Exhibit 99

Sypris Reports 2013 Results

Industrial Margins Expand

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 11, 2014--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported financial results for its fourth quarter and full year ended December 31, 2013.

HIGHLIGHTS

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For the Fourth Quarter:

  Revenue for the fourth quarter increased 10% from the prior year quarter.
  Revenue for the Industrial Group increased 15% from the prior fourth quarter to $63.9 million, while gross profit increased 30% to $7.3 million.
  While revenue for the Electronics Group decreased from the fourth quarter of last year to $10.0 million, revenue increased 3% sequentially.

For the Full Year:

  Revenue for the Company decreased 9% to $310.7 million.
  Despite a 4% decline in revenue for our Industrial Group as compared to the prior year, gross margin increased 70 basis points to 11.5%.
  Revenue for the Electronics Group declined to $34.6 million, reflecting the impact of sequestration and other defense-related spending delays.

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The Company reported revenue of $73.9 million for the fourth quarter compared to $67.5 million for the prior year period. Additionally, the Company reported net income of $0.1 million as compared to a net loss of $0.9 million, or $0.05 per share, for the prior year comparable period.

For the full year ended December 31, 2013, the Company reported revenue of $310.7 million compared to $341.6 million for the prior year and a net loss of $9.9 million, or $0.51 per share, compared to net income of $3.0 million, or $0.13 per diluted share, for the prior year.

The results for the year ended December 31, 2013 included a $6.9 million non-cash impairment of goodwill, a foreign currency related loss of $0.3 million, partially offset by a non-cash income tax benefit of $2.4 million and a gain of $1.5 million from the sale of idle assets. Net income for the year ended December 31, 2012 included a gain of $2.6 million in connection with the sale of idle assets, a gain of $1.9 million from the sale of marketable securities, offset by a loss from discontinued operations of $7.2 million and a foreign currency related loss of $0.8 million.

“Our Industrial Group continues to respond well to the volatility in demand for commercial vehicles, which resulted in a 4% sequential decline in quarterly revenue,” said Jeffrey T. Gill, president and chief executive officer. “We expect the demand in the overall commercial vehicle market to improve in 2014 to levels experienced during the first half of 2013, as OEMs focus on the introduction of the new model year vehicles and engine technologies that offer far greater fuel efficiency than previous models.

“Our Aerospace and Defense business continues to be affected by budgetary and funding uncertainties within the U.S. Department of Defense that are not expected to be eliminated in the near term. For the longer term, we are continuing to invest in R&D in order to position the business and its product offerings for future growth and profitability, with a specific emphasis on trusted solutions for identity management, cryptographic key distribution and cyber analytics,” Mr. Gill continued.

The Industrial Group

Revenue for our Industrial Group increased 15.1% to $63.9 million in the fourth quarter compared to $55.5 million for the prior year period, primarily as a result of increased demand from customers in the commercial vehicle markets and the petrochemical markets. Gross profit for the quarter was $7.3 million, or 11.3% of revenue, compared to $5.6 million, or 10.1% of revenue for the same period in 2012.

The Electronics Group

Revenue for our Electronics Group was $10.0 million in the fourth quarter of 2013 compared to $12.0 million in the prior year period, reflecting lower product sales to overseas customers and budgetary and funding uncertainties within the U.S. Department of Defense. Gross profit for the quarter was a loss of $0.9 million, compared to a profit of $3.1 million for the prior year period, primarily reflecting the lower sales volume and change in product mix.

Outlook

Mr. Gill added, “We will continue to concentrate on daily execution within both of our businesses. Within our Industrial Group, we expect recent investments in production cells and automation, and the second year of deploying the Toyota Production System, its tools and techniques to contribute to further margin expansion for 2014. Our Electronics Group will continue to face near-term revenue challenges until such time as new programs, products and cyber related services achieve sufficient traction to offset the ongoing defense spending uncertainty.”

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering, design and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for truck components and assemblies and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors, including the risk of potentially adverse outcomes in ongoing contract renewal disputes and negotiations with Dana Holding Corporation and Meritor Inc.; declining revenues and backlog in our aerospace and defense business lines as we attempt to transition from legacy products and services into new market segments and technologies; our ability to successfully develop, launch or sustain new products and programs; dependence on, retention or recruitment of key employees especially in challenging markets; inventory valuation risks including excessive or obsolescent valuations; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; the costs of compliance with our auditing, regulatory or contractual obligations; potential impairments, non-recoverability or write-offs of assets or deferred costs; cost and availability of raw materials such as steel, component parts, natural gas or utilities; volatility of our customers’ forecasts, production levels, financial conditions, market shares, product requirements or scheduling demands; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; regulatory actions or sanctions (including FCPA, OSHA and Federal Acquisition Regulations, among others); potential weaknesses in internal controls over financial reporting and enterprise risk management; the costs and supply of, or access to, debt, equity capital, or insurance; fees, costs or other dilutive effects of refinancing, or compliance with covenants; disputes or litigation involving customer, supplier, employee, lessor, landlord, creditor, stockholder, product liability or environmental claims; U.S. government spending on products and services that our Electronics Group provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; breakdowns, relocations or major repairs of machinery and equipment; pension valuation, health care or other benefit costs; labor relations; strikes; union negotiations; cyber security threats and disruptions; changes or delays in customer budgets, funding or programs; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties. There can be no assurance that our expectations, projections or views expressed in any forward-looking statements will come to pass, and undue reliance should not be placed on these forward-looking statements. We undertake no obligation to update these statements, except as required by law.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	December 31,
	2013	2012
	(Unaudited)
Revenue	$73,859	$67,466
Net income (loss)	$61	$(940)
Basic income (loss) per common share:
Continuing operations	$-	$(0.04)
Discontinued operations	-	(0.01)
Net income (loss) per share	$-	$(0.05)
Diluted income (loss) per common share:
Continuing operations	$-	$(0.04)
Discontinued operations	-	(0.01)
Net income (loss) per share	$-	$(0.05)
Weighted average shares outstanding:
Basic	19,450	19,172
Diluted	19,488	19,172

	Year Ended
	December 31,
	2013	2012
	(Unaudited)
Revenue	$310,714	$341,604
Net (loss) income	$(9,887)	$3,047
Basic (loss) income per common share:
Continuing operations	$(0.51)	$0.51
Discontinued operations	-	(0.38)
Net (loss) income per share	$(0.51)	$0.13
Diluted (loss) income per common share:
Continuing operations	$(0.51)	$0.50
Discontinued operations	-	(0.37)
Net (loss) income per share	$(0.51)	$0.13
Weighted average shares outstanding:
Basic	19,345	19,050
Diluted	19,345	19,415

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Net revenue:
Industrial Group	$63,905	$55,498	$276,136	$286,046
Electronics Group	9,954	11,968	34,578	55,558
Total net revenue	73,859	67,466	310,714	341,604
Cost of sales:
Industrial Group	56,652	49,919	244,498	255,065
Electronics Group	10,827	8,909	36,163	42,790
Total cost of sales	67,479	58,828	280,661	297,855
Gross profit (loss):
Industrial Group	7,253	5,579	31,638	30,981
Electronics Group	(873)	3,059	(1,585)	12,768
Total gross profit	6,380	8,638	30,053	43,749
Selling, general and administrative	8,019	7,871	30,464	30,797
Research and development	204	1,303	3,047	3,816
Amortization of intangible assets	-	23	30	89
Impairment of goodwill	-	-	6,900	-
Operating (loss) income	(1,843)	(559)	(10,388)	9,047
Interest expense, net	132	117	522	437
(Gain) on sale of marketable securities	-	-	-	(1,850)
Other expense (income), net	486	(85)	(930)	(2,055)
(Loss) income from continuing operations before taxes	(2,461)	(591)	(9,980)	12,515
Income tax (benefit) expense, net	(2,522)	259	(93)	2,248
Income (loss) from continuing operations	61	(850)	(9,887)	10,267
Loss from discontinued operations, net of tax	-	(90)	-	(7,220)
Net income (loss)	$61	$(940)	$(9,887)	$3,047
Basic income (loss) per share:
Income (loss) per share from continuing operations	$-	$(0.04)	$(0.51)	$0.51
Loss per share from discontinued operations	-	(0.01)	-	(0.38)
Net income (loss) per share	$-	$(0.05)	$(0.51)	$0.13
Diluted income (loss) per share:
Income (loss) per share from continuing operations	$-	$(0.04)	$(0.51)	$0.50
Loss per share from discontinued operations	-	(0.01)	-	(0.37)
Net income (loss) per share	$-	$(0.05)	$(0.51)	$0.13
Dividends declared per common share	$0.02	$0.02	$0.08	$0.08
Weighted average shares outstanding:
Basic	19,450	19,172	19,345	19,050
Diluted	19,488	19,172	19,345	19,415

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	December 31,	December 31,
	2013	2012
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$18,674	$18,664
Accounts receivable, net	38,533	38,530
Inventory, net	34,422	33,958
Other current assets	5,403	4,946
Total current assets	97,032	96,098
Property, plant and equipment, net	44,683	53,050
Goodwill	-	6,900
Other assets	4,568	4,920
Total assets	$146,283	$160,968
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$36,684	$36,267
Accrued liabilities	23,806	21,988
Total current liabilities	60,490	58,255
Long-term debt	24,000	19,000
Other liabilities	5,541	20,780
Total liabilities	90,031	98,035
Stockholders’ equity:

Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 20,448,007 shares issued and 20,399,649 outstanding in 2013 and 20,190,116 shares issued and 20,155,268 outstanding in 2012	204	202
Additional paid-in capital	150,569	149,576
Retained deficit	(76,786)	(65,282)
Accumulated other comprehensive loss	(17,734)	(21,562)
Treasury stock, 48,358 and 34,848 shares in 2013 and 2012, respectively	(1)	(1)
Total stockholders’ equity	56,252	62,933
Total liabilities and stockholders’ equity	$146,283	$160,968

Note: The balance sheet at December 31, 2012 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Year Ended
	December 31,
	2013	2012
	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(9,887)	$3,047
Loss from discontinued operations	-	(7,220)
(Loss) income from continuing operations	(9,887)	10,267
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	12,401	12,251
Deferred income taxes	(1,286)	871
Gain on the sale of marketable securities	-	(1,850)
Stock-based compensation expense	1,689	1,826
Deferred revenue recognized	(8,000)	(7,892)
Deferred loan costs recognized	78	78
Write-off of pre-contract costs	-	1,113
Gain on the sale of assets	(1,516)	(2,590)
Provision for excess and obsolete inventory	1,251	928
Goodwill impairment	6,900	-
Other noncash items	565	1,209
Contributions to pension plans	(663)	(1,598)
Changes in operating assets and liabilities:
Accounts receivable	(19)	4,307
Inventory	(1,708)	(1,191)
Prepaid expenses and other assets	(556)	(1,350)
Accounts payable	705	(15,193)
Accrued and other liabilities	(247)	(6,106)
Net cash used in operating activities	(293)	(4,920)
Cash flows from investing activities:
Capital expenditures	(5,053)	(7,082)
Proceeds from sale of marketable securities	-	1,914
Proceeds from sale of assets	2,265	4,595
Net cash used in investing activities	(2,788)	(573)
Cash flows from financing activities:
Net change in debt under Credit Facility	5,000	9,000
Common stock repurchases	(36)	(660)
Indirect repurchase of shares for minimum statutory tax withholdings	(657)	(750)
Cash dividends paid	(1,216)	(1,607)
Proceeds from issuance of common stock	-	1
Net cash provided by financing activities	3,091	5,984
Net increase in cash and cash equivalents	10	491
Cash and cash equivalents at beginning of period	18,664	18,173
Cash and cash equivalents at end of period	$18,674	$18,664

CONTACT:
Sypris Solutions, Inc.
Brian A. Lutes, 502-329-2000
Chief Financial Officer